SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated February 21, 2008

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 2.02	Results of Operations and Financial Condition.

                On February 21, 2008, Zale Corporation issued a press release reporting its financial results for the fiscal quarter ended January 31, 2008.  A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

                The attached press release includes a presentation of earnings and earnings per share for the fiscal quarter ended January 31, 2008 that excludes the impact of derivative versus hedge accounting on the Company’s gold and silver contracts. In addition, the attached press release includes a presentation of earnings and earnings per share adjusted with respect to deferred revenue under the lifetime jewelry protection plan.  Earnings and earnings per share excluding the impact of derivative versus hedge accounting and adjusted with respect to deferred revenue under the lifetime jewelry protection plan are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to earnings and earnings per share as computed under GAAP for the applicable period.

                Management will uses earnings and earnings per share measures adjusted to exclude certain items as part of its evaluation of the performance of the Company.  Since hedging gold and silver prices reflects financial decisions and not just operating decisions, management utilizes earnings and earnings per share adjusted to exclude certain hedging impacts as a tool to evaluate operating performance.  Since management expects sales of lifetime jewelry protection plans to produce recognizable income in future periods and considers sales of these plans to be an important aspect of revenue production by stores, it considers earnings and earnings per share, as well as sales and other performance measures, that have been adjusted to reflect deferred revenue as important measures of sales efforts and other operating performance.  Further, the Company believes the adjusted earnings and earnings per share measures provide useful information to investors because the items excluded relate to events that had a significant impact during the quarter and that warrant special attention on the part of investors.

                The information set forth in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished with this Form 8-K:

	99.1	Press Release of the Company dated February 21, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	February 21, 2008	By:	/s/ Cynthia T. Gordon
Cynthia T. Gordon
Senior Vice President, Controller
(principal accounting officer
of the Registrant)